Exhibit 99.1

News Release 2010-13 Contact Dianne VanBeber dianne.vanbeber@intelsat.com +1 202 944 7406

Intelsat S.A. Announces Successful Completion of Consent Solicitation Relating to its 7 5/8% Senior Notes due 2012 and 6 1/2% Senior Notes due 2013

Luxembourg, April 22, 2010

Intelsat S.A. (formerly Intelsat, Ltd.) today announced that it has received the requisite consents to amend certain terms of the indenture governing its 7 5/8% Senior Notes due 2012 (CUSIP No. 45820EAB8) (the “2012 notes”) and its 6 1/2% Senior Notes due 2013 (CUSIP No. 45820EAH5) (the “2013 notes” and together with the 2012 notes, the “notes”). The consent solicitation expired at 5:00 p.m. New York City time on April 21, 2010 (the “Expiration Time”).

Intelsat S.A. has been advised by Global Bondholder Services Corporation, the Tabulation and Information Agent, that, as of the Expiration Time, consents were delivered and not revoked in respect of at least a majority in aggregate principal amount of each of the 2012 notes and the 2013 notes. As a result, Intelsat S.A. and The Bank of New York Mellon (formerly The Bank of New York), as the trustee under the indenture governing the notes, will enter into a supplemental indenture implementing the amendments. The amendments amend the indenture for the notes to substantially align the restrictions on Intelsat S.A.’s ability to incur secured debt with similar restrictions applicable to certain of its subsidiaries and to make certain other technical changes to the indenture. Intelsat S.A. will make a payment to each security holder that validly delivered its consent prior to the Expiration Time, and did not validly revoke such consent, equal to 2.00% of the outstanding principal amount of the notes for which such security holder provided its consent.

Barclays Capital Inc. acted as the sole Solicitation Agent for the consent solicitation. Global Bondholder Services Corporation acted as the Tabulation and Information Agent.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended 31 December 2009 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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